EXHIBIT 23-a


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-75289 of Morgan Stanley Dean Witter & Co. (the "Registrant") on Form S-3 of our reports dated January 22, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the fiscal year ended November 30, 1998 (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for a change in the method of accounting for certain offering costs of closed-end funds and make reference to the audit of Morgan Stanley Group Inc. for the fiscal year ended November 30, 1996 by other auditors), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP


New York, New York
May 4, 1999